Contact: Neil Jenkins

847-827-9666, ext. 2208

Lawson Products, Inc. Announces Second Quarter 2008 Results

DES PLAINES, IL, August 11, 2008 – Lawson Products, Inc. (NASDAQ: LAWS, the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced results for its second quarter ended June 30, 2008. For the second quarter 2008, net sales were $126.3 million, compared to net sales of $129.2 million for the prior year quarter. As a result of charges of $34.0 million ($32.1 million net of tax) recorded in the second quarter of 2008, the Company reported a net loss of $29.7 million, compared to a net loss of $0.3 million in the second quarter of 2007. Diluted net loss per share was $3.48 for the quarter, compared to a net loss per share of $0.04 per share a year ago.

In the second quarter of 2008 the Company recorded charges including $30.4 million related to the settlement of the investigation of the Company by the U.S. Attorney’s Office and $3.6 million related to liabilities for unclaimed property. The second quarter of 2007 had costs related to the investigation of $2.7 million. As a result of these charges, the Company reported an operating loss of $29.1 million in the second quarter of 2008, as compared to an operating loss of $0.2 million in the second quarter of the prior year. Excluding the effect of these charges the Company had operating income of $4.9 million in 2008 as compared to $2.5 million in 2007.

Net sales decreased $2.9 million or 2.2 percent in the second quarter of 2008 as compared to the second quarter of 2007 due to lower sales in the MRO business. Gross profit margins for the second quarter 2008 were 57.5 percent as compared to 59.4 percent in the second quarter of 2007, reflecting an unfavorable change in sales mix, and increased product and commodity costs. The Company announced price increases, effective July 1, 2008, to partially recover these cost increases. Selling, general and administrative expenses decreased by $3.2 million, or 4.6 percent as compared to the second quarter 2007, primarily as a result of cost reduction initiatives which began in 2007, as well as lower sales commission expenses.

For the six months ended June 30, 2008, net sales were $251.3 million as compared to $258.8 million for the six months ended June 30, 2007 due to lower sales in the MRO business. Year –to-date gross profit margin was 58.0 percent, down from 58.9 percent in 2007 due to the sales mix and increased product costs. Selling, general and administrative expenses decreased $4.1 million, or 3.1 percent as compared to the six months ended June 30, 2007, primarily as a result of lower commission and other compensation expenses. The Company had an operating loss of $21.2 million in the six months ended June 30, 2008 as compared to operating income of $7.9 million in the 2007 period. Excluding settlement and related costs of $31.2 million and $3.8 million in 2008 and 2007, respectively, and $3.6 million for unclaimed property in 2008, operating income was $13.6 million in 2008 as compared to $11.7 million in 2007. The net loss for the six months ended June 30, 2008 was $25.3 million or $2.97 per share as compared to net income of $4.2 million or $0.50 per share for the six months ended June 30, 2007.

Thomas Neri, President and Chief Executive Officer said, “We are encouraged by the success of our cost reduction and other initiatives as we were able to generate operating income of $4.9 million before the charges in the second quarter of 2008. Further, we are pleased to have reached an agreement with the United States Attorney’s Office for the Northern District of Illinois, which enables us all to move forward with our business plan. The conclusion of this investigation of the Company marks a new beginning for Lawson. We believe we have taken the necessary actions and implemented the proper processes so that such events are not repeated and we can continue to run our business with integrity. Our Company has a great balance sheet and has a go-forward strategy that we believe positions us well in the market. We have some exciting opportunities on the horizon, and I believe that we are in a strong position to capitalize on them.”

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the market reaction to the signing of a Deferred Prosecution Agreement with U.S. Attorney’s office for the Northern District of Illinois and any subsequent breach of the terms and conditions of such agreement; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Net sales	$126,310	$129,178	$251,314	$258,847
Cost of goods sold	53,704	52,481	105,446	106,323

Gross profit	72,606	76,697	145,868	152,524

Operating expenses:
Selling, general and administrative expenses	65,411	68,588	129,373	133,463
Settlement and related costs	30,417	2,689	31,168	3,775
Severance and other charges	5,913	5,642	6,515	7,363

Operating (loss) income	(29,135)	(222)	(21,188)	7,923

Investment and other income	165	293	273	395
Interest expense	(214)	(286)	(443)	(367)

(Loss) income/ from continuing operations before income taxes	(29,184)	(215)	(21,358)	7,951

Provision (benefit) for income taxes	51	(195)	3,353	3,245

(Loss) income from continuing operations	(29,235)	(20)	(24,711)	4,706

Loss from discontinued operations, net of income taxes	(418)	(329)	(573)	(485)

Net (loss) income	$(29,653)	$(349)	$(25,284)	$4,221

Basic (loss) income per share of common stock:
Continuing operations	$(3.43)	$0.00	$(2.90)	$0.55
Discontinued operations	(0.05)	(0.04)	(0.07)	(0.06)

	$(3.48)	$(0.04)	$(2.97)	$0.50

Diluted (loss) income per share of common stock:
Continuing operations	$(3.43)	$0.00	$(2.90)	$055
Discontinued operations	(0.05)--	(0.04)	(0.07)	(0.06)

	$(3.48)	$(0.04)	$(2.97)	$0.50

Cash dividends declared per share of common stock	$0.20	$0.20	$0.40	$0.40

Weighted average shares outstanding:
Basic	8,522	8,522	8,522	8,521

Diluted	8,522	8,522	8,522	8,523

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2008	2007

	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$5,070	$1,671
Accounts receivable, less allowance for doubtful accounts	55,998	58,882
Inventories	95,906	96,785
Miscellaneous receivables and prepaid expenses	10,821	10,303
Deferred income taxes	2,984	3,226
Discontinued current assets	394	1,064

Total Current Assets	171,173	171,931

Property, plant and equipment, less
accumulated depreciation and amortization	50,467	53,031
Deferred income taxes	20,380	21,344
Goodwill	27,999	27,999
Other assets	25,233	25,558

Total Assets	$295,252	$299,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving line of credit	$13,500	$11,000
Accounts payable	15,715	16,266
Settlement payable - current	10,000	---
Accrued expenses and other liabilities	39,708	45,254
Discontinued current liabilities	120	322

Total Current Liabilities	79,043	72,842

Accrued liability under security bonus plans	25,900	25,491
Settlement payable - noncurrent	20,000	---
Other	24,752	27,169

	70,652	52,660

Total Stockholders’ Equity	145,557	174,361

Total Liabilities and Stockholders’ Equity	$295,252	$299,863

The Company reports its financial results in accordance with U.S. generally accepted accounting principals (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and six months ended June 30, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATIONS
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)

(UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Operating (loss) income, as reported per GAAP	$(29,135)	$(222)	$(21,188)	$7,923
Unclaimed property expenses (1)	3,600	--	3,600	--
Settlement penalties (2)	30,000	--	30,000	--
Settlement related costs (3)	417	2,689	1,168	3,775

Adjusted non-GAAP operating income	$4,882	$2,467	$13,580	$11,698

(1)	Due to the Company’s change in estimate for unclaimed property liabilities relating primarily to years prior to 2003.
(2)	Provision for penalties in connection with the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.
(3)	Legal and other related expenses associated with the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

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